Exhibit 10.1

EXECUTION COPY

AXOVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 7, 2017 by and between David Hung (the “Executive”) and Axovant Sciences, Inc. (“ASI”, or the “Company”).

RECITALS

A.                                    The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.                                    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position; Duties; Location.  Subject to the terms and conditions of this Agreement, Executive shall hold the position of Chief Executive Officer of ASI and each other subsidiary thereof.  The Executive will report to, and be subject to the direction of Axovant Sciences Ltd. (“ASL”) Board of Directors (the “Board”).  It is the intention of the Company that Executive shall serve as a member of the Board at all times that Executive is employed hereunder, and to that extent, the Company shall procure from its current controlling shareholder a commitment to vote all of its voting interests in the Company in favor of Executive’s appointment to the Board, at each time as Executive’s Board service is being voted on by the Company’s voting interestholders. It is further understood and agreed by the parties hereto that Executive’s duties shall include providing services to or for the benefit of ASL pursuant to that certain Services Agreement by and between ASL and the Company effective as of March 7, 2015, provided, that Executive agrees that Executive will not provide any services under this Agreement from within the United States for ASL or any subsidiary of ASL that is organized in a jurisdiction outside of the United States.  With respect to the foregoing, at all times while employed hereunder, Executive shall also be the Principal Executive Officer, as defined under Section 16a-1(f) of the Exchange Act, of ASL (the “ASL PEO”), but for the avoidance of doubt Executive will not become an employee of ASL.  Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) serving on boards of directors of other corporations, subject to the prior approval of the Board (except that Executive shall be entitled to serve on the boards of directors of the entities set forth on Appendix I to this Agreement), (b) engaging in charitable or community service activities and (c) managing Executive’s personal investments and ventures so long as none of the foregoing additional activities materially interfere with Executive’s duties under this Agreement nor violate Executive’s obligations under Section 1.5 of this Agreement.   Executive shall initially work from the Company’s offices in New York, New York, but Executive may, in his discretion, relocate the Company’s U.S. headquarters, after consultation with the Board regarding such determination. Executive further understands and agrees that his duties may require periodic business travel, including but not limited to travel to the United Kingdom for Axovant Sciences Ltd. (“ASL”) Board meetings and to Basel, Switzerland for Axovant Sciences GmbH business.

1.2                               Start Date.  Executive’s employment with the Company, and his appointment as ASL PEO and as a member of the Board, will commence immediately following and subject to approval of this Agreement by the Board, which is expected to meet on April 7, 2017 (the “Start Date”).

1.3                               Policies and Procedures.  The employment relationship between the parties shall be governed by this Agreement and by the written employment policies and practices established by the Company, ASL and/or their respective Board of Directors, to the extent provided to Executive in advance of the application thereof to Executive.  In the event that the terms of this Agreement differ from or are in conflict with any such policies or practices, this Agreement shall govern and control.

1.4                               Services to Affiliates.  It is understood and agreed that, during his employment with the Company, the Executive may also provide consulting services to or for the benefit of the Company’s Affiliates (“Affiliates”, as such term is defined in the “Plan”, which is in turn defined in Section 3.3 below), including, but not limited to, Roivant Sciences, Inc. (“RSI”), pursuant to the Advisor Agreement between Executive and RSI (the “Advisor Agreement”).

1.5                               Exclusive Employment; Agreement not to Participate in Company’s Competitors.

(a)                                 Noncompetition and Investment Opportunities.  During Executive’s employment, Executive agrees: (i) not to undertake or engage in any other employment, occupation, or business enterprise to the extent related to the field of neurology or the diagnosis or treatment of neurological disorders, including without limitation, any diagnosis and/or treatment of any form of dementia (collectively, “Neurology Field”) and (ii) agrees to disclose to the Company any potential development, licensing, partnering, acquisition, investment, or other business opportunities, to the extent related to the Neurology Field and make no use of any such opportunity himself, and at the Board’s request, assist the Company in facilitating any transaction or acquisition related to such opportunity.

(b)                                 Post-Employment Restrictions.  In consideration for the benefits provided to Executive under this Agreement and Executive’s access to the Company’s confidential information and trade secrets, Executive agrees that, in the event Executive is terminated for Cause or resigns without Good Reason, then for a period of 18 months beginning on the date Executive’s employment ends, Executive shall not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

(i)                                    solicit, perform, or provide, or attempt to perform or provide any services, or to undertake or engage in any other employment, occupation, or business enterprise in the Neurology Field anywhere in the world where the Company or its Affiliates conduct business at the time of Executive’s termination of employment, or take other actions in competition with any activities of ASL or its subsidiaries as of the termination of Executive’s employment (which shall include any activities that, to the knowledge of the Executive, ASL or its subsidiaries have planned or taken preparatory steps to engage in at any time during the twelve (12) months preceding the termination of Executive’s employment); or

(ii)                                solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to Executive to be an employee, consultant, or independent contractor of the Company or any of its Affiliates (to the extent known by Executive to be an Affiliate of the Company), to terminate his or her relationship with the Company or its Affiliates, even if Executive did not initiate the discussion or seek out the contact.

(iii)                            Executive agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests, including, but not limited to, the protection of the Company’s confidential information and trade secrets.  Executive agrees that in the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.  The restrictions set forth in this Section 1.5(b) may be extended for any period in which the Executive is determined pursuant to Section 6 below to be in breach of these restrictions.  Notwithstanding the foregoing, the restrictions set forth in Sections 1.5(b)(i) and 1.5(b)(ii) shall not apply to Executive in the event that: (1) Executive resigns for Good Reason or is terminated without Cause; and (2) Executive waives his claim to any associated remuneration in Sections 5.1 and 5.2.

(c)                            Executive’s Individual Investments.  During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, to the knowledge of Executive, engaged in a business within the Neurology Field.  The following investment activities, in addition to those permitted under Section 1.1, shall not constitute a breach of this Section: (i) Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, which funds may include businesses within the Neurology Field; and (ii) an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation primarily engaged in a business within the Neurology Field, with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market.

1.6                               Participation in Company Financing.  Executive will purchase at least $10,000,000 of ASL’s securities in or concurrent with ASL’s next financing event, and the Company and ASL shall take all reasonable efforts to make such opportunity available to Executive, in either case, subject to and in compliance with all laws, rules and regulations applicable to ASL and any such financing event.

2.                                      AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will.  This means that either Executive, the Company or the Board may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice; provided that the Company shall provide Executive with thirty (30) days advance written notice of any termination by the Company (to include the notice provision set forth in Section 5.3(a) below), and Executive shall provide any applicable notice required under Section 5.3(c) below.

3.                                      COMPENSATION AND BENEFITS.

3.1                               Salary. The Company shall pay Executive a base salary at the annualized rate of $550,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year.  The Base Salary shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s discretion.

3.2                               Performance Bonus.  Each fiscal year, Executive will be eligible to earn an additional cash bonus with a target of at least 60% of his Base Salary, based on the Board’s assessment of Executive’s individual performance and overall Company performance, which performance metrics shall be determined at the beginning of each fiscal year in accordance with the terms of the Company’s annual bonus plan under which the senior executives of the Company are eligible to earn an annual bonus (the “Bonus Plan”), after the Board’s consultation with Executive regarding such metrics.  This annual target bonus shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s discretion.  In order to earn and receive the bonus, Executive must remain employed by the Company through the first day of the year immediately following the year for which any such bonus is to be paid, and such bonus will be paid on or before April 30 of the year immediately following the year for which any such bonus is paid.  The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) based on achievement of the applicable performance metrics, all in accordance with the terms of the Bonus Plan.  The Company and the Board reserves the right to modify bonus criteria from year to year, in accordance with the foregoing provisions.  Within 30 days following a Change in Control (as defined below), the Company shall pay to Executive a pro-rated bonus (based on the higher of target or actual achievement of pro-rata performance targets for the number of days that have elapsed in such calendar year as of the Change in Control) and with the bonus amounts to be the pro-rated portion of a full annual bonus based on the number of days that have elapsed in such calendar year as of the Change in Control.

3.3                               Equity.  Subject to the terms of the Axovant Sciences Ltd. 2015 Equity Incentive Plan (the “Plan”) and the form of option agreement issued thereunder and attached as Exhibit A to this Agreement (with the actual option agreement to be delivered to Executive to be conformed to include the provisions of this Section 3.3 and Section 5.1 below) (the “Option Award Agreement”), and subject to the approval of the Board, Executive shall be granted the following three stock option awards (the “Option Awards”) to purchase common shares of ASL (“Shares”), so long as Executive is in the employ of the Company on each relevant grant date.  Each Option Award shall have (i) an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a Share on its date of grant and (ii) a ten-year term.  The Option Awards are as follows:

(a)                                 First Option Award — Time-Based.  Executive shall be granted an option to purchase 2,000,000 Shares (the “First Option Award”) on the Start Date.  The First Option Award shall be fully exercisable upon grant and shall vest at the rate of 20% on the first anniversary of the date of grant, with the remainder of the First Option Award vesting in a series of sixteen (16) successive equal quarterly installments measured from the first anniversary of the date of grant, in each case (except as provided in Section 5 below), provided that Executive is in the service of the Company as of the relevant vesting date.

(b)                                 Second Option Award — Performance-Based. Executive shall be granted an option to purchase 2,000,000 Shares (the “Second Option Award”) on the Start Date.  The Second Option Award shall be fully exercisable upon grant and shall vest only to the extent that the Performance-Based Requirement has been met and the Time-Based Requirement has also been met.  The “Time-Based Requirement”

corresponds to the vesting schedule of the First Option Award, as set forth in paragraph (a) above.  The “Performance-Based Requirement” means that any 30 consecutive day volume-weighted average closing price of the Shares (as quoted on the stock exchange or market on which the Shares are traded), at any point during the 10-year term of such Second Option Award is $100 or greater; provided, however, that if the MINDSET Condition (as defined below)  is not met in 2017 (as determined reasonably and in good faith by the Board, after consultation with Executive), then, on and following the date of such determination, the $100 price in this sentence shall be deemed to be $15 (the $100 or $15 price, as the case may be, referred to as the “Second Option Price”).  Solely for the purpose of this Agreement,  the MINDSET Condition shall be deemed met if Company’s MINDSET phase 3 clinical study (i) has demonstrated statistical significance with respect to primary outcome measures required for approval of intepirdine by the United States Food and Drug Administration (the “FDA”), and (ii) has not demonstrated any safety factors that have a reasonable likelihood of impeding FDA approval, in each case as determined reasonably and in good faith by the Board, after consultation with Executive.

(c)                                  Third Option Award — Performance-Based.  Executive shall be granted an option to purchase 2,000,000 Shares (the “Third Option Award”) on December 29, 2017.  The Third Option Award shall be fully exercisable upon grant and shall vest only to the extent that the Performance-Based Requirement has been met and the Time-Based Requirement has also been met.  The “Time-Based Requirement” corresponds to the vesting schedule of the First Option Award, as set forth in paragraph (a) above (except that the date of grant is December 29, 2017, and for the avoidance of doubt, the Time-Based Requirement of such option shall begin to run on the Start Date).  The “Performance-Based Requirement” means that the 30consecutive day volume-weighted average price of the Shares (as quoted on the stock exchange or market on which the Shares are traded), at any point during the 10-year term of such Third Option Award is equal to or greater than 150% of the per share exercise price of the Third Option Award.

(d)                                 Annual Equity Grant Eligibility.  Executive shall also be entitled to receive an annual option and/or other equity grants on an annual basis in accordance with the Company’s grant processes and benchmarking policies, with such awards to be in such amounts, and on such terms, as are no less favorable than any other annual equity grants made to any other executive officer of the Company, subject to approval by the Board.  This annual equity award target opportunity shall be reviewed at least annually by the Board, and such target opportunity will be based on no less than the 50th percentile of the target long-term incentive award opportunity provided to the principal executive officers of peer companies, as identified by the Company’s compensation consultant on an annual basis for purposes of the Company’s public filings.

(e)                                  Accelerated Vesting upon Change in Control.  The Option Awards granted to Executive and any other equity incentive awards granted to Executive shall vest in full upon a Change in Control.

(f)                                   Lock-Up Period.  Executive hereby agrees that Executive shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Shares or other securities of ASL held by Executive, for a period of 24 months following the Start Date (which lock-up period may run concurrently with any lock-up period contained in the Option Award Agreement), subject to the exceptions in the last sentence of this Section 3.3(f).  Executive further agrees to execute and deliver such other lock-up agreements as may be reasonably requested by the Company, ASL or the underwriters in connection with an underwritten offering, to the extent also applicable to the other executive officers of the Company, which are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, ASL may impose stop-transfer instructions with respect to Executive’s Shares or other securities of ASL held by Executive until the end of such period.  The foregoing restriction shall not apply to any sale or disposition of Shares or other securities of ASL held by Executive (i) upon a Change in Control, (ii) upon any sale -to -cover transaction effected by Executive for the purposes of satisfying any income tax obligations that may be due upon any Option Award exercise or settlement of any other equity award Executive may receive under the Plan, or (iii) upon any sale of ASL shares that may be sold by the controlling Shareholder of ASL, in which Executive is hereby granted a proportionate tagalong right.

3.4                               Benefits and Insurance.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly-situated Company employees (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers Insurance).  The Company reserves the right to modify, add or eliminate benefits from time to time, but shall at all times maintain Directors and Officers Insurance under which Executive shall be covered and otherwise indemnify Executive to the fullest extent permitted under applicable law, whether under the Company’s governing documents or otherwise.

3.5                               Expense Reimbursements.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies.  Reimbursement will be made as soon as practicable following receipt from Executive of reasonable documentation supporting said expenses, but in no event later than the date required for reimbursements under Section 409A (as defined in Section 5.6 below).

3.6                               Relocation Benefits.  The Company agrees to provide the Executive with certain Relocation Benefits pursuant to the Company’s U.S. Domestic Relocation Policy for Executives (the “Relocation Policy”) (a copy of which has been provided to Executive), with certain modifications, including:

(a)                                 New York Relocation.  Executive acknowledges and agrees that Executive is expected to relocate Executive’s primary residence to the New York, New York area as soon as practicable following the Start Date (the “Relocation”).

(b)                                 The Lump Sum Relocation Allowance as described in the Relocation Policy will be set at $25,000. This amount will be paid within ten (10) business days following the Start Date and reported on Executive’s Form W-2 and a tax gross-up will be provided.  In addition to the house hunting trips provided under the Relocation Policy, the Company will reimburse Executive for reasonable documented expenses for up to a five-day house hunting trip to the New York area subject to Company’s standard T&E policy.

(c)                                  Relocation Subsidy.  In lieu of the Relocation Policy’s brokerage commission reimbursement for the sale of a current primary residence, the Company will pay to Executive a lump-sum payment of $90,000 (the “Relocation Subsidy”).  This amount will be paid within ten (10) business days following the Start Date and reported on Executive’s Form W-2 and a tax gross up will be provided.  Notwithstanding anything in the Relocation Policy to the contrary, Executive shall not be required to repay the Lump Sum Relocation Allowance or the Relocation Subsidy if Executive’s employment terminates under Section 5.1 or as a result of Executive’s death or Disability.

(d)                                 Second Relocation.  Should Executive relocate the U.S. headquarters of ASI (the “Second Relocation”), the Company’s Relocation Policy will be applicable.

4.                                      PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement attached as Exhibit B to this Agreement (the “NDA”).

5.                                      TERMINATION OF EMPLOYMENT.

5.1          Termination Without Cause Or Resignation For Good Reason.  If Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason, then the Company shall pay Executive any earned but unpaid Base Salary through the date of termination, at the rates then in effect, less standard tax deductions and withholdings, within ten (10) business days following such termination.  In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form attached as Exhibit C to this Agreement (the “Release”), and if Executive allows such Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(a)                                 Severance.  The Company shall pay Executive severance in an amount equal to: (i) two times the sum of Executive’s then current Base Salary (determined prior to any reduction in Base Salary that otherwise constitutes Good Reason, if applicable), (ii) an amount equal to two times the sum of Executive’s annual target bonus (as determined under Section 3.2 above, and prior to any reduction in such annual target bonus opportunity that otherwise constitutes Good Reason, if applicable) in respect of the calendar year in which the termination of employment occurs, and (iii) any unpaid annual bonus amount with respect to the calendar year ended prior to the termination of Executive’s employment.  Said amounts shall be paid to Executive in pro rata installments in the Company’s ordinary payroll cycle; provided, however, that if such severance amounts are being paid upon a termination under this Section 5.1 within the first twenty-four (24) months following a Change in Control that is also a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Section 409A, all such severance amounts shall be paid in a lump-sum within sixty (60) days following the date of Executive’s termination.

(b)                                 COBRA Premiums.  If Executive is eligible for and timely elects COBRA continuation coverage under the federal COBRA law or applicable state law (collectively, “COBRA”), the Company will reimburse COBRA premiums for the first eighteen (18) months of COBRA coverage; provided, however, that if Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of another employer, Executive shall immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease.  Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.  This payment may be, but need not be, used by Executive to pay for COBRA premiums.

(c)                                  Equity Award Vesting.  The Option Awards granted to Executive and any other equity incentive awards granted to Executive shall vest in full upon such termination; provided, however, that in the case of any Option Awards or other equity incentive awards subject to any performance-based vesting conditions or other criteria that are not based solely on time (including, without limitation, the Performance-Based Requirements set forth in Sections 3.3(b) and 3.3(c) hereof, all collectively the “Other Criteria”), the time-based vesting conditions (including, without limitation, the Time-Based Requirements set forth in Sections 3.3(b) and 3.3(c) hereof) shall be deemed satisfied as of the date of Executive’s termination, and the Option Awards otherwise shall remain outstanding and eligible to vest upon achievement of the applicable Performance-Based Requirements, regardless of the fact that Executive is no longer employed hereunder, following the termination and until (i) with respect to the Second Option  Award, (x) if the Second Option Price is $100, then the lesser of seven (7) years from the termination date or the remaining term of such option, and (y) if the Second Option Price is $15, then the remaining term of such option, and (ii) with respect to the Third Option Award, the lesser of seven (7) years from the termination date or the remaining term of such option (any such period described in clause (i) and (ii) above, a “Tail Period”). For the avoidance of doubt, if Executive’s employment terminates under Section 5.1 prior to December 29, 2017, the Company shall grant the Third Option Award on the last day of Executive’s employment with the Company, which Third Option Award shall otherwise be subject to the same vesting and other provisions as set forth in Section 3.3(c) and the preceding sentence of this Section 5.1(c).   In addition, for the avoidance of doubt, the Option Award Agreement (and any Early Exercise Stock Purchase Agreement that Executive may have executed in connection with the early exercise of any Option Award) shall provide that, on the occurrence of  Executive’s termination of employment under Section 5.1, the Repurchase Option (as defined in the Early Exercise Stock Purchase Agreement) will not apply to any unvested Shares until expiration of the Tail Period applicable to the Option Award underlying such early exercised Shares, if at the time of such termination, such Shares are unvested because the applicable Performance-Based Requirements have not yet been achieved.

5.2                               Other Terminations.  If Executive resigns his employment at any time without Good Reason or Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability, the Company shall pay Executive (or his estate) any Base Salary accrued through the date of such resignation or termination, at the rate then in effect, and (other than upon a termination for Cause) any annual bonus that is due in respect of the prior fiscal year but is unpaid as of the date of termination, in all cases less standard tax deductions and withholdings, within ten (10) business days following such date of termination.  In addition, in the event of a termination due to death or Disability, Executive (or his estate) will be paid an amount equal to Executive’s annual target bonus amount for the year in which such resignation or termination occurs, as determined under Section 3.2 above, pro-rated to the date of such resignation or termination, with such amount to be paid within ten (10) business days following such death or Disability. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of any felony or any crime involving moral turpitude which carries with it a potential sentence of incarceration of more than thirty days, which can reasonably be expected to cause the Company substantial economic or reputational injury; (ii) willful and intentional participation in a fraud against the Company or any willful and material breach of the Executive’s stated duties and obligations under this Agreement, the

NDA or any other written agreement entered into between Executive and the Company, ASL or its subsidiaries, in any such case that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such alleged fraud or breach; (iii) intentional and material damage to the property of ASL or its subsidiaries; or (iv) willful violation of any material law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company, ASL or its subsidiaries, or other material law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities, in any such case which can reasonably be expected to cause the Company substantial economic or reputational injury.  The Board may only terminate Executive’s employment for “Cause” following the Board’s reasonable determination, in good faith, that an event constituting “Cause” has occurred, after providing Executive with thirty (30) days advance notice of such events constituting Cause and an opportunity within such thirty (30) day period to appear (with legal counsel) in front of the Board to dispute the alleged events giving rise to a “Cause” determination.

(b)                                 “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c)                                  “Good Reason” for Executive to resign his employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary, annual target bonus opportunity under Section 3.2 and/or annual target equity grant opportunity under Section 3.3(d), below that set most recently prior to the time of the reduction, provided, however, that if such reduction occurs in connection with a Company-wide decrease that includes the entire executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) a material breach by the Company of this Agreement, and/or by ASL of any Option Award or other equity grant award agreement; (iii) relocation of Executive’s primary work location to a location that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then current primary work location immediately prior to such relocation (excluding any potential Second Relocation); (iv) an adverse change in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, without limiting the foregoing, including a change in the Executive’s reporting responsibilities so that he no longer reports directly to the Board, no longer serves as the ASL PEO, or Executive ceases to serve as a member of the Board by reason of a failure to be nominated or re-elected thereto (other than by reason of Executive voluntarily declining to stand for such nomination or re-election, not in connection with any actual or threatened election contest with respect to the election or removal of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (v) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control.  Provided, however, that, any such resignation by Executive shall only be deemed for Good Reason pursuant to this definition if:  (1) Executive gives the Company written notice of intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(d)                                 A “Change in Control” shall have the definition as set forth in the Plan.

5.4                               “Release Date” shall mean the date that is fifty-five (55) days following the date of Executive’s termination.

5.5                               Effect of Termination.  Executive agrees that should his employment terminate for any reason, he shall also be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board.

5.6                               Section 409A Compliance.

(a)                                 It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, any exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including those provided under Treasury Regulations Sections 1.409A 1(b)(4) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent therewith, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section

409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein.  No interest shall be due on any amounts so deferred.  To the extent any payments are subject to a release and the release revocation period spans two calendar years, amounts will be paid (or will commence to be paid) in the second of the two years to the extent required to avoid adverse taxation under Section 409A.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7                               Section 280G.

(a)                                 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or other transaction (the “Transaction”) from the Company or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Payment”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall make payment to Executive of a Gross-Up Payment in accordance with the provisions of Appendix II attached to this Agreement.

(b)                                 Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control of the Company, the Company shall cause a vote of shareholders to be held with respect to the approval of the portion of the Transaction Payments that exceeds three times Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.  In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) shall apply.

(c)                                  Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6.                                      ARBITRATION.  Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”).  The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.  There shall be one arbitrator who shall be jointly selected by the parties.  If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator.  If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules.  The place of arbitration shall be New York, New York.  By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall:  (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses.  Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties.  In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void, leaving the remainder of this arbitration provision in full force and effect.  The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

7.                                      GENERAL PROVISIONS.

7.1                               Representations and Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.  Executive represents and warrants that Executive has not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.  Executive agrees to promptly notify the Company upon receipt of any such notice or similar notice.

7.2                               Advertising Waiver.  Subject to review and consent, not to be unreasonably withheld, Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in the Neurology Field, along with Executive’s name and/or pictures of Executive appear.

Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

7.3                               Miscellaneous.  Following the Start Date, the Company shall promptly pay all reasonable legal fees and expenses that Executive incurs in connection with the negotiation and execution of this Agreement, up to a cap of $75,000.  This Agreement, along with the Advisor Agreement, the NDA, and the Option Awards (which terms shall be subject to the amendment provision of this Agreement, below, notwithstanding any provision in the Plan to the contrary), constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer or member of the Board.  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AXOVANT SCIENCES, INC.

By:	/s/ Gregory Weinhoff
Name: Gregory Weinhoff
Title: CFO

ACCEPTED AND AGREED:

/s/ David Hung
DAVID HUNG

[Signature Page to David Hung Employment Agreement]

Appendix I

Establishment Labs

Capella Bio

A-1

Appendix II

(a)                                 Except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For the avoidance of doubt, the Company’s obligation to make Gross-Up Payments under this Appendix I shall not be conditioned upon Executive’s termination of employment.

(b)                                 All fees and expenses of the Accountants shall be borne solely by the Company.   As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies set forth below and Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(c)                                  Any Gross-Up Payment, as determined by the Accountants, shall be paid by the Company to Executive within ten (10) days of the receipt of the Accountants’ determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.

(d)                                 To the extent requested by the Company, Executive shall cooperate with the Company in good faith in valuing, and the Accountants shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

A-2

OPTION AGREEMENT

(Exhibit A previously filed as
Exhibit 10.2 to the Registration Statement)

EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

(Exhibit B)

I, David Hung, am about to become an employee of Axovant Sciences, Inc., a Delaware corporation with a place of business at 320 West 37th St., 5th Floor, New York, NY 10018 (the “Company”).  I am making this agreement in consideration of my employment with the Company.  This agreement applies to the entire period of my employment.

1.                                      Representations and Warranties; Covenants.

1.1                               No Conflict with any Other Agreement or Obligation.  I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this agreement.  Except for any obligation described on Exhibit A attached to this agreement, I do not have any material non-disclosure, confidentiality or other similar obligations to any other person concerning proprietary, secret or confidential information that I learned of during any previous engagement, employment or association nor have I had any obligation to assign contributions or inventions of any kind to any other person.  I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

1.2                               No Infringement of Third Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

1.3                               Open Source. I represent and warrant that the Inventions will not include any open source software, except with the prior written consent of the Company.  If open source software is included in the Inventions, I agree to use my reasonable best efforts to provide the Company with information that is sufficient for the Company to maintain a regularly updated record of all such open source software.

2.                                      Confidential Information.

2.1                               Definition of Confidential Information.  “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information; information received from others that the Company is obligated to treat as confidential or proprietary; and any other technical, operating, financial and other business information that has commercial value, relating to the business or operations or finances, or actual or demonstrably anticipated research or development activities, of the Company, Axovant Sciences Ltd. (“ASL”) or ASL subsidiaries or their respective customers, of which I acquired or developed knowledge or of which I will acquire or develop knowledge of in the future during my work for the Company, or from my colleagues while working for the Company.  Information that (i) is generally known by

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the public, other than as a result of my acts or failure to act; (ii) I obtain from third persons who are not under an agreement to maintain the confidentiality of the information received; or (iii) I am legally required to disclose, is not included in the definition of Confidential Information.

2.2                               Protection of Confidential Information.  I will use the Confidential Information only in the performance of my duties for the Company.  I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information.  I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner averse to the interests of the Company.  I will use my reasonable best efforts to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

2.3                               Return of Confidential Information.  When my employment with the Company terminates, I will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information.  At the time I return these materials I will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit C, that I have complied with the terms of this agreement.

3.                                      Inventions.

3.1                               Definition of Inventions.  The term “Inventions” means:

(a)                                 contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company, either:  (i) that are conceived during regular working hours or at my place of work and located at the Company or any ASL subsidiary or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, (a)  to the extent related to the business of the Company or any ASL subsidiary, including any actual or demonstrably anticipated business, (b) that result from tasks assigned to me by the Company, ASL, or any ASL subsidiary, or (c) that are conceived or made with the use of the Company’s, ASL’s, or any ASL subsidiary’s resources, facilities or materials; and

(b)                                 any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

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(c)                                  The term “Inventions” specifically excludes any inventions I developed entirely on my own time without using any Company, ASL, or any ASL subsidiary equipment, supplies, facilities or trade secret information, unless (i) the invention related at the time of conception or reduction to practice of the invention to (A) the Company’s, ASL’s, or any ASL subsidiary’s business, or (B) the Company’s, ASL’s, or any ASL subsidiary’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company, ASL, or any ASL subsidiary.

3.2                               All Inventions are Exclusively the Property of the Company.  (a)  I will promptly disclose all Inventions, in full detail, to persons authorized by the Company.  I will not disclose any Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so.

(b)                                 All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act, and belong solely to the Company from conception.  I hereby expressly disclaim all interest in all Inventions.  To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention.  At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

(c)                                  At all times during or after my employment with the Company I will reasonably assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

3.3                               Excluded Information.  On Exhibit B attached to this agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company, whether or not specifically related to the Neurology Field (collectively, the “Excluded Information”).  I intend that the items on that list and only the items on that list, i.e., the Excluded Information, shall be excluded from the restrictions set forth in this agreement.  I will not assert any right, title or interest in or to any Invention or claim that I made, conceived or acquired any Invention before my employment with the Company that is not Excluded Information.  In the event that any Excluded Information is incorporated into any Invention, I hereby grant Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce the Excluded Information for commercial, internal business and all other purposes.

4.                                      Non-Solicitation; Non-Compete.  In order to protect the legitimate business interests of the Company, in consideration of the Company’s willingness to provide to me access to its Confidential Information, and in consideration of the payments and benefits set forth in my Employment Agreement, I acknowledge, reaffirm, and agree to abide by the covenants set forth in Section 1.5 of my Employment Agreement.

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5.                                      Miscellaneous.

5.1                               Interpretation and Scope of this Agreement.  Each provision of this agreement shall be interpreted on its own.  If any provision is held to be unenforceable as written, it shall be enforced to the fullest extent permitted under applicable law.  In the event that one or more of the provisions contained in this agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this agreement, but this agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.2                               Remedies.  I understand and agree that if I breach or threaten to breach any of the provisions of this agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy.  I agree that, in the event of my breach or threatened breach of any of the provisions of this agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages.  The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent).

5.3                               Governing Law; Jury Waiver; Consent to Jurisdiction.  This agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof.  For all disputes arising directly or indirectly from this Agreement, the dispute resolution provisions of Section 6 of the Employment Agreement shall apply. .

5.4                               Entire Agreement; Amendments and Waivers.  This agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

5.5                               Captions.  The captions and section headings in this agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this agreement.

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5.6                               Counterparts; Binding Effect.  This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement.  Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.7                               Notices. All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to me shall be sent to the respective parties at their address as set forth on the signature page of this agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention Legal Department.

[Signature Page Follows]

5

By signing this agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By:

Name:

Address:

Date:

Accepted by Company:

AXOVANT SCIENCES, INC.

By:

Name:

Title:

Date:

[Signature Page to Axovant Sciences, Inc. Non-Disclosure and Invention Assignment Agreement]

EXHIBIT A

Obligations to Other Persons:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that he/she learned of during any previous engagement, employment or association nor has he/she had any obligation to assign contributions or inventions of any kind to any other person.]

EXHIBIT B

Excluded Information:

[See attached password-protected PDF]

EXHIBIT C

Form of Acknowledgment

My employment by Axovant Sciences, Inc. (the “Company”) is now terminated.  I have reviewed my Non-Disclosure and Invention Assignment Agreement with the Company, dated April 7, 2017 (the “Agreement”), and I swear, under oath, that:

I have complied and will continue to comply with all of the provisions of the Agreement in accordance with the terms thereof, including without limitation the obligations of Section 2.3 of the Agreement.

•                              I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company.  I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

Signature

Name (please print clearly)

Address

STATE OF	)
) ss.:
COUNTY OF	)

BE IT REMEMBERED, that on this       day of         ,      , before me, the subscriber, a notary public of the State of             , personally appeared                        , who being by me duly sworn on his oath, deposed and made proof to my satisfaction that (s)he is the person named in the within instrument, to whom I first made known the contents thereof, and thereupon (s)he acknowledged that (s)he signed, sealed and delivered the same as his/her voluntary act and deed for the uses and purposes therein expressed.

[SEAL]	Notary Public

(EXHIBIT C)

SEPARATION AGREEMENT AND RELEASE

I hereby execute this Separation Agreement and Release (the “Release”) as a precondition of my receipt of the benefits described in Section 5.1 in the Employment Agreement between me and the Company dated April 7, 2017 (the “Employment Agreement”) with respect to the termination of my employment with Axovant Sciences, Inc. (“ASI” or “the Company”) effective as of [DATE] (the “Separation Date”).  As provided in the Employment Agreement, I hereby confirm my resignation of my position as a member of the Board of Directors of Axovant Sciences, Ltd. (“ASL”), as well as from any other position I may hold with the Company, ASL, or any of their affiliates, as of the Separation Date.

My signature below indicates that: To my knowledge, I have not breached any terms and conditions of the Employment Agreement; I agree to abide by the continuing obligations and restrictions in the Employment Agreement, my Employee Non-Disclosure and Inventions Assignment Agreement, and this Release; and I have executed this Release on the Separation Date or within twenty-one (21) days thereof, and not before that time period.

In exchange for the severance benefits promised to me in Section 5.1 of the Employment Agreement, I hereby generally and completely release the Company and ASL, along with each of their parents, subsidiaries, successors, predecessors, affiliates, officers, directors, agents, servants, employees, attorneys, shareholders, insurers and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release (the “Released Claims”).  The Released Claims include, without limitation: (i) all claims directly or indirectly arising from my employment with the Company or the termination of that employment relationship, or my relationships with any of the Released Parties stemming from my employment or advisory role as applicable or the termination of such relationships; (ii) claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, incentive compensation, stock, stock options or any other ownership or equity interests with respect to the Company or its affiliates, or any other form of compensation or benefit excluding in my capacity as a shareholder in the Company or any affiliate thereof; and (iii) claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction related to employment, including, without limitation, the federal Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing.

I hereby represent that: (i) except as otherwise promised to me by this Release, I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (i) any rights or claims for indemnification or insurance (including, but not limited to, directors and officers insurance) I may have pursuant to the charter, bylaws or operating agreements of the Company or any affiliate thereof, or under applicable law; (ii) any rights that are not waivable as a matter of law; (iii) any vested compensation, equity or benefits rights under the Employment Agreement, the Axovant Sciences Ltd. 2015 Equity Incentive Plan, the ASL or ASI Option Grant Notices and Award Agreements, or other ASL or ASI equity award agreements and retirement plans (the “Compensation Arrangements”); or (iv) any claims arising under the Compensation Arrangements after the Separation Date. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or may have against any of the Released Parties that are not included in the Released Claims.

I also specifically acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA; and that the consideration given under this Release for this waiver and release is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (i) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (ii) I should consult with an attorney prior to executing this Agreement (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute it earlier); (iv) I have seven (7) days following the date I sign this Agreement to revoke my acceptance of it (by written revocation notice to the Chief Financial Officer of the Company received within the 7-day revocation period); and (v) this Agreement shall not be effective until the eighth day after I have signed it, provided that the revocation period has expired unexercised (the “Effective Date”).

Nothing herein shall prevent me from responding accurately and fully to any request for information if required by legal process. In addition, nothing herein shall preclude me from: filing a charge or complaint with any state or federal government agency (“Government Agency”); communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Release, provided that this Release does not limit my right to receive any award for information provided to the SEC.

I agree and understand that any dispute between me and the Released Parties (excluding in my capacity as a shareholder of the Company or any of its affiliates) will be handled pursuant to the arbitration procedure set forth in Section 6 of the Employment Agreement, which is hereby incorporated into this Release.

This Release, together with the surviving portions of the Employment Agreement (and its Exhibits), constitutes the entire agreement between me and the Company with respect to the subject matter hereof. This Agreement will be construed and enforced in accordance with the laws of the State of New York.  In signing this Release, I am not relying on any representation not contained herein or in the Employment Agreement.

UNDERSTOOD, ACCEPTED AND AGREED:

David Hung	Date